UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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the Securities Exchange Act of 1934 (Amendment No.  )

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TRANSOCEAN LTD.
(Name of Registrant as Specified In Its Charter)
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Contacts:    Thad Vayda                    News Release
+1 713-232-7551

Diane Vento
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Media Contact:    Guy A. Cantwell            FOR RELEASE: May 1, 2013
+1 713-232-7647

GLASS LEWIS SUPPORTS TRANSOCEAN'S $2.24 PER SHARE DIVIDEND PROPOSAL AND FOUR OF FIVE BOARD NOMINEES

MR. ICAHN'S DIVIDEND PROPOSAL NOW SOUNDLY REJECTED
BY LEADING PROXY ADVISORY FIRMS

ZUG, SWITZERLAND -- Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today commented on a report issued by the proxy advisory service Glass Lewis & Co. (“Glass Lewis”) recommending that shareholders vote FOR the company's proposed $2.24 per share dividend, or approximately $800 million in the aggregate, and FOR four of the five Transocean Director nominees at the company's Annual General Meeting (“AGM”), which will be held on May 17, 2013. Additionally, Glass Lewis supports the company's proposal to renew its authority to issue shares out of its authorized share capital. The company issued the following statement in response to the Glass Lewis recommendations:

We are pleased with Glass Lewis' recommendation supporting Transocean's $2.24 per share dividend. We believe the favorable recommendation for the company's proposed dividend reaffirms our prudent, balanced approach to value creation and underscores the company's view that Mr. Icahn lacks an understanding of the cyclical and capital-intensive nature of the offshore drilling industry and of the remaining litigation uncertainties that the company currently faces. This is evidenced in the Glass Lewis report, which states: “…we are concerned that the proposed $4.00 dividend may be too aggressive, exposing the Company to unnecessary risk.” and “…we do not believe potentially sacrificing the Company's investment grade credit rating for a larger short-term return of capital would be prudent or in the best interests of long-term shareholders.”

The capital allocation plan articulated by Transocean's Board has received strong support among shareholders, the equity research community and proxy advisory firms. These parties understand the importance of financial flexibility in a capital intensive and cyclical industry and how the loss of this flexibility could hinder the company's ability to create value for its shareholders.

However, Transocean firmly opposes Glass Lewis' decision to support Mr. Icahn's nominee Samuel Merksamer. Glass Lewis appears to support Mr. Merksamer based upon the Dissident's purported cost cutting plan, WHICH WE DO NOT BELIEVE EXISTS. Shareholders are reminded that Transocean has a clearly articulated plan for creating shareholder value, including a plan to reduce costs, which was further outlined to investors in its April 30, 2013 announcement.

Late last year, Transocean commenced an organizational efficiency initiative that is intended to align the company's shore-based support infrastructure with the post-divestiture size, composition and geographic location of its fleet and represents an initial phase in the company's ongoing plan to improve operating margins. This restructuring is expected to result in a more efficient and focused organization that delivers the highest level of support to the company's rig operations without compromising safety or operational integrity. Based on preliminary analysis, the company currently anticipates achieving annualized savings associated with this initial phase of our cost reduction initiative of approximately $300 million. Given the company's well-articulated cost cutting program - and the complete absence of a competing plan by Mr. Icahn's nominees - in the view of the company, there is little reason to support Mr. Merksamer or any of Mr. Icahn's nominees.

Further, the company strongly recommends shareholders vote AGAINST Mr. Merksamer given his inexperience and obvious affiliations with Mr. Icahn. Mr. Merksamer is the 32-year old employee of Mr. Icahn who has, in our view, very little real-world experience and no operating experience. Mr. Merksamer's Board experience has consisted of serving on the Boards of companies affiliated with Mr. Icahn that we believe are not comparable to Transocean. We believe his qualifications pale in comparison to the depth and breadth of experience brought by the company's nominees, including J. Michael Talbert, Robert Sprague and Tom Cason.

The Board believes that Mr. Icahn and his affiliated Director nominees have only offered one plan for the company: a dividend proposal that is irresponsible and detrimental to the creation shareholder value. The Board believes Mr. Icahn's nominees have been selected for the explicit purpose of executing Mr. Icahn's misguided agenda, including the extraction of this unsustainable dividend. Icahn's plan is in direct opposition to Transocean's balanced approach to capital allocation in the interest of sustainable, long-term value creation.

Management and the Board encourage shareholders to vote “FOR” Transocean's $2.24 per share dividend proposal, which is not only appropriate, but would represent one of the industry's highest payout ratios and dividend yields. Further, the company's dividend proposal aligns with Transocean's capital allocation strategy of maintaining a strong, flexible balance sheet, as reflected by an investment grade rating on its debt; disciplined, high-return investment in the business; and distribution of excess cash to shareholders.

The company is confident that its shareholders will independently evaluate the proposals and we urge them to decisively defeat Mr. Icahn's Director nominees by voting “FOR” all five of Transocean's highly-qualified and diverse director nominees: Frederico F. Curado, Thomas W. Cason, Steven L. Newman, Robert M. Sprague and J. Michael Talbert. Each of the company's Director nominees possess the deep, relevant expertise and the history of achievement necessary to continue to execute strategies that better position the company on the right path forward to maximize long-term value. Transocean's Board of Directors and management remain committed to maximizing long-term shareholder value by maintaining a strong, flexible balance sheet, characterized by an investment grade rating on the company's debt; disciplined, high-return investment in the business; and a sustainable return of capital to shareholders with the goal of future increases in distributions once litigation uncertainties are further resolved. As previously stated, Transocean's approach to corporate governance is to regularly infuse fresh perspectives into an experienced and knowledgeable Board. This approach is evidenced by the nomination of Frederico F. Curado and the fact that six of the 12 independent directors have been added to the Board in the last two years.

Shareholders are encouraged to vote “FOR” all the company's proposals including the $2.24 per share dividend, the election of our five Director nominees, and the re-adoption of Board authority to issue shares out of the company's authorized share capital by promptly using the company's WHITE proxy card. Shareholders may review supplemental information on the proposals by visiting www.transoceanvalue.com. Shareholders who have questions about how to vote their shares, or need additional assistance, should contact Transocean's proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-456-3507 (toll-free from the US and Canada) or +1 412-232-3651 (from other countries). Shareholders in the EU may also call Lake Isle M&A Incorporated, Innisfree's UK subsidiary, free-phone at 00 800 7710 9970, or direct at +44 20 7710 9960.

Shareholders can hear Marty McNamara, Chairman of Transocean's Corporate Governance Committee describe the thorough selection process used by the company to select new Board candidates, along with the company's other corporate governance practices, by accessing the video here: http://transoceanvalue.com/2013/04/25/video-marty-mcnamara/.

Further supporting Transocean's capital allocation position, a video message from Executive Vice President and Chief Financial Officer, Esa Ikäheimonen, can be viewed here: http://transoceanvalue.com/2013/04/25/video-esa-ikaheimonen/.

About Transocean
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 83 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters and 10 High-Specification Jackups. In addition, we have six Ultra-Deepwater Drillships and two High-Specification Jackups under construction.

For more information about Transocean, please visit the website www.deepwater.com or www.transoceanvalue.com.

Forward-Looking Statements

 Statements included in this press release, including, but not limited to, those regarding the proposed dividend, the company's capital allocation strategy, value-creating objectives and sustainability of potential future distributions, that are not historical facts, are forward-looking statements that involve certain assumptions and uncertainties. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, shareholder approval, market conditions, Transocean's results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in "Risk Factors" in the company's most recently filed Annual Report on Form 10-K, and elsewhere in Transocean's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those expressed or implied by such forward-looking statements. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

This press release or referenced documents does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.